Exhibit (e)(7)

Distribution Agreement for:

ASTON FUNDS

Effective as of the closing of the sale of PNC Global Investment Servicing Inc. (“PGIS”), the indirect parent of PFPC Distributors, Inc. to THE BANK OF NEW YORK MELLON CORPORATION by THE PNC FINANCIAL SERVICES GROUP,INC., Aston Funds (formely known as ABN AMRO Funds) (the “Company”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and BNY Mellon Distributors Inc. (formerly known as PFPC Distributors, Inc.) (the “Distributor”) hereby enter into this Distribution Agreement on terms identical to those of the Distribution Agreement between ABN AMRO Funds and ABN AMRO Distribution Services (USA), Inc. (assignor to PFPC Distributors, Inc.) effective as of September 27, 2001, as amended December 20, 2001, June 17, 2002, October 18, 2002, and March 30, 2010 (the “Existing Agreement”) except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Company’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1 940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Company’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18 f-2 thereunder) of the outstanding voting securities of the Funds, or by BNY Mellon Distributors Inc. This agreement may be terminated with respect to one or more Funds, or with respect to the entire Company. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

[Remainder of page intentionally left blank. Signature Page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

ASTON FUNDS

By:	/s/ Gerald Dillenburg
Name:	Gerald Dillenburg
Title:	CFO/SVP
Date:	8/2/10

BNY MELLON DISTRIBUTORS INC.

By:	/s/ Tom Deck
Name:	Tom Deck
Title:	President
Date:	8/2/2010

Digitally signed by Jodi Jamison
DN: CN = Jodi Jamison, C = US, O = PNC Global Investment Servicing. OU = Legal
Reason: I am approving this document
Date: 2010.07.23 11:52:50 -04‘00’

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